Exhibit (a)(2)

DWS MONEY MARKET TRUST

AMENDED AND RESTATED DESIGNATION OF SERIES AND CLASSES

OF

SHARES OF BENEFICIAL INTEREST

(with $0.01 par value)

WHEREAS, the Trustees of the Trust, acting pursuant to the Trust’s declaration of trust as then in effect, had previously established and designated one or more series of shares of beneficial interest in the Trust (each, a “Series”) pursuant to one or more designations of series (the “Prior Series Designations”) and had previously established and designated one or more classes of Shares (each, a “Class”) for some or all of the Series pursuant to one or more designations of classes (the “Prior Class Designations,” such Prior Series Designations and Prior Class Designations referred to herein collectively as the “Prior Designations”);

WHEREAS, the Trustees of the Trust, effective June 2, 2008 restated the Trust’s Prior Designations, the terms of the restated designation to supersede any terms set forth in the Prior Designations;

WHEREAS, pursuant to Article V, Section 11 of the Declaration, the Trustees, at a meeting held on October 1, 2008, authorized the following share class combinations to be effective as of the dates indicated below:

(i) Effective as of October 1, 2008, the class of DWS Money Market Series presently designated as Managed Shares is combined with the Institutional Shares class of that Series, and each share of the Managed Shares class of that Series outstanding as of the close of business on October 1, 2008 is reclassified as a share of Institutional Shares class of that Series, to have all the relative rights and preferences of the shares of the Institutional Shares class of that Series under the Declaration;

(ii) Effective as of October 1, 2008, the class of DWS Money Market Series presently designated as Premium Class S shares is combined with the Institutional Shares class of that Series, and each Premium Class S share of that Series outstanding as of the close of business on October 1, 2008 is reclassified as a share of Institutional Shares class of that Series, to have all the relative rights and preferences of the shares of the Institutional Shares class of that Series under the Declaration; and

(iii) Effective as of October 1, 2008, the class of DWS Money Market Series presently designated as Prime Reserve Class S shares is combined with the Institutional Shares class of that Series, and each Prime Reserve Class S share of that Series outstanding as of the close of business on October 1, 2008 is reclassified as a share of Institutional Shares class of that Series, to have all the relative rights and preferences of the shares of the Institutional Shares class of that Series under the Declaration;

NOW THEREFORE, the Trustees of the Trust, effective as of the dates set forth above hereby amend and restate the Trust’s Restated Designation of Series and Classes of Shares of Beneficial Interest in its entirety as follows:

1.        The following Series of Shares and Classes thereof are established and designated, the Shares of such Series and Classes to be subject to the terms of, and entitled to all the rights and preferences accorded to Shares of a Series, and, if applicable, a Class under, the Declaration and this restated designation:

DWS Money Market Series	Institutional Shares

2.        For Shares of a Class of a Series, the relative rights and preferences of such Class shall be as determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the Trust’s Multi-Distribution System Plan adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, as such Plan may be amended from time to time, or as otherwise required by applicable law. The Shares of a Class of a Series shall have such other terms, features and qualifications as may be determined by the Trustees of the Trust from time to time in accordance with the Declaration and set forth in the current prospectus and statement of additional information of the Series relating to such Class, contained in the Trust’s registration statement under the Securities Act of 1933, as amended, as such prospectus or statement of additional information may be further supplemented from time to time.

3.        The designation of the Series and Classes hereby shall not impair the power of the Trustees from time to time to designate additional Series and Classes of Shares of the Trust.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 1st day of October 2008.

/s/John W. Ballantine	/s/ Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/Dawn-Marie Driscoll	/s/Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/ Paul K. Freeman	/s/Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/Richard J. Herring	/s/William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/Rebecca W. Rimel	/s/Axel Schwarzer
Rebecca W. Rimel, Trustee	Axel Schwarzer, Trustee
/s/William N. Searcy, Jr.	/s/Jean Gleason Stromberg
William N. Searcy, Jr., Trustee	Jean Gleason Stromberg, Trustee
/s/Robert H. Wadsworth
Robert H. Wadsworth, Trustee